EXHIBIT 1

FOR IMMEDIATE RELEASE

Global Sources Press Contact in Asia:	Global Sources Investor Contact in Asia:

Camellia So	Suzanne Wang
Tel: (852) 2555-5021	Tel: (852) 2555-4747
e-mail: cso@globalsources.com	e-mail: investor@globalsources.com

Global Sources Press Contact in U.S.:	Global Sources Investor Contact in U.S.:
James W.W. Strachan	Kirsten Chapman & Timothy Dien
Tel: (1 480) 664 8309	Lippert/Heilshorn & Associates, Inc.
e-mail: strachan@globalsources.com	Tel: (1 415) 433-3777 e-mail: tdien@lhai.com

Global Sources promotes Connie Lai to Chief Financial Officer

HONG KONG, July 15, 2010 – Global Sources Ltd. (NASDAQ: GSOL) (http://www.globalsources.com) has promoted Connie Lai, 36, to CFO.  She is scheduled to assume the role effective August 1, 2010 from Interim CFO Eddie Heng, who plans to continue serving on the board of directors of the company.  Lai will report directly to chairman and CEO Merle A. Hinrichs.

Hinrichs said: “The board, the audit committee and I are pleased to have Connie join senior management as the CFO.  During her three-year tenure with Global Sources, she has demonstrated a solid foundation in accounting and taxation, along with strong leadership skills. Connie has more than 10 years of senior financial management experience in mainland China and Hong Kong. In her previous position as financial controller, she was immersed in our accounting and administration functions, and we expect her to make a smooth transition to her new responsibilities. Also, we thank Eddie Heng again for his ongoing service and his time as Interim CFO.”

Ms. Lai joined Global Sources in June 2007 as Financial Controller, Hong Kong & China. Prior to joining Global Sources she was chief financial officer and an executive director of HC International, Inc., a Hong Kong listed company. Earlier in her career, she spent over four years with PricewaterhouseCoopers Hong Kong.  Ms. Lai graduated from the Chinese University of Hong Kong with a bachelor’s degree in professional accountancy. She is also a Fellow Member of the Hong Kong Institute of Certified Public Accountants and a member of the Association of Chartered Certified Accountants in the United Kingdom.

About Global Sources

Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China. The core business uses English-language media to facilitate trade from Greater China to the world. The other business segment utilizes Chinese-language media to enable companies to sell to, and within Greater China.

The company provides sourcing information to volume buyers and integrated marketing services to suppliers. It helps a community of over 888,000 active buyers source more profitably from complex overseas supply markets. With the goal of providing the most effective ways possible to advertise, market and sell, Global Sources enables suppliers to sell to hard-to-reach buyers in over 240 countries.

The company offers the most extensive range of media and export marketing services in the industries it serves. It delivers information on 4.5 million products and more than 256,000 suppliers annually through 14 online marketplaces, 13 monthly print and 15 digital magazines, over 80 sourcing research reports and 21 specialized trade shows which run 56 times a year across 9 cities.

Suppliers receive more than 136 million sales leads annually from buyers through Global Sources Online (http://www.globalsources.com) alone.

Global Sources has been facilitating global trade for nearly 40 years. Global Sources' network covers more than 60 cities worldwide. In mainland China, Global Sources has about 2,500 team members in more than 40 locations, and a community of over 1 million registered online users and magazine readers for its Chinese-language media.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company's actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.